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                                  LIBERTY BANCORP, INC.

                           COMPUTATION OF EARNINGS PER SHARE
                           ---------------------------------
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
                                                          Six Months        Three Months
                                                            Ended               Ended
                                                        June 30, 2002       June 30, 2002
                                                      =================   =================
Net income                                            $         645,365   $         224,979
                                                      -----------------   -----------------

Weighted average common shares outstanding                    3,174,826           3,176,649

Common stock equivalents due to dilution effect
 of stock options                                                83,220              95,420
                                                      -----------------   -----------------

Total weighted average common shares and
 equivalents outstanding                                      3,258,046           3,272,069
                                                      -----------------   -----------------

Basic earnings per common share                       $            0.20   $            0.07
                                                      =================   =================

Diluted earnings per common share                     $            0.20   $            0.07
                                                      =================   =================
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